EXHIBIT 3.2

CERTIFICATE OF DESIGNATION OF

CLASS B CONVERTIBLE PREFERRED STOCK OF

CLEARONE, INC.

CLEARONE, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), certifies that the following resolution was adopted by the board of directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware (the “DCGL”) pursuant to a unanimous written consent of the board of directors.

RESOLVED, that, pursuant to the authority granted to and vested in the board of directors of the Corporation (the “Board”) in accordance with the provisions of the certificate of incorporation of the Corporation, as amended and currently in effect (the “Certificate”), the issuance of a class of Preferred Stock. par value $0.001 per share (the “Preferred Stock”), which shall consist of up to 50,000,000 shares of Preferred Stock which the Corporation now has the authority to issue, be, and the same hereby is, authorized, and the Board states the designation and number of shares, and fixes the relative rights, preferences, and limitations (in addition to any set forth in the Certificate) thereof as follows:

Section 1DESIGNATION AND AMOUNT. The Preferred Stock authorized by this resolution is the Class B Convertible Preferred Stock (the “Class B Preferred”). The total number of shares of the Class B Preferred is 5,100.

Section 2DIVIDEND. Except as set forth below, the holders of Class B Preferred shall be entitled to receive dividends prior to any dividends being paid to any other class of shares. In addition, the holders of Class B Preferred shall participate on a pro rata basis, on an as converted to the common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) basis, in any dividends declared and paid to the holders of other classes of shares. No dividends shall be declared or paid to any other class of shares without the prior approval of the holders of a majority of the outstanding Class B Preferred. For the sake of clarity, however, (i) any redemption of Class A Preferred Stock of the Corporation (“Class A Preferred”), (ii) any distribution or dividend of Class A Preferred to the holders of Common Stock, and (iii) any distribution or dividend with respect to Class A Preferred from the assets of ClearOne Holding, LLC (“ClearOne Holding”) or the proceeds of the liquidation or sale of the equity securities of ClearOne Holding, shall not be considered a dividend or dividends for purposes of this Section 2.

Section 3LIQUIDATION RIGHTS.

(a)Class B Preference. In the event of any Liquidation Event, whether voluntary or involuntary, the holders of the Class B Preferred shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of any other class or Class of capital stock of the Corporation (other than the Net Proceeds of any Asset Sale to be distributed solely to holders of Class A Preferred Stock of the Corporation (the “Class A Preferred”) in accordance with their rights of redemption), an amount per share equal to the sum of (i) the principal amount of the Convertible Note by and between the Corporation and the holder dated June 20, 2025 (the “Note”) converted into such Class B Preferred, (ii) any accrued and unpaid interest thereon as of the Conversion Date, and (iii) any accrued and unpaid dividends in respect of such Class B Preferred (collectively, the “Class B Liquidation Preference”). The “Conversion Date” shall mean the date on which the Certificate is filed with the Delaware Secretary of State.

(i)If, upon the occurrence of a Liquidation Event, the Proceeds legally available for distribution among the holders of Class B Preferred are insufficient to permit payment of the full Class B Liquidation Preference to such holders, then the entire Proceeds legally available for distribution (excluding 100% of the Net Proceeds of any Asset Sale, which shall be distributed solely to holders of Class A Preferred Stock on a pro rata basis in accordance with their rights of redemption, or the proceeds of any sale or liquidation of ClearOne Holding) shall be distributed ratably among the holders of Class B Preferred in proportion to the full preferential amounts otherwise payable to each such holder.

(ii)For the avoidance of doubt, the Class B Liquidation Preference shall be senior in right of payment to all other classes or Class of capital stock of the Corporation (except the Class A Preferred as set forth in this Certificate of Designation), unless otherwise issued in accordance with the terms set forth herein.

(b)Residual. Upon any Liquidation Event, after the holders of Class B Preferred have been paid in full pursuant to clause (a) above, all of the remaining Proceeds or assets of the Corporation, as applicable, shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(c)Original Issue Price. The “Original Issue Price” means $$1,000.00 per share for each share of Class B Preferred (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(d)Asset Sale. An “Asset Sale” shall the sale of the Company’s operating business and/or a substantial portion of its assets, including through a sale of its Intellectual Property and/or Capital Stock of ClearOne Holding or other subsidiary of the Corporation formed to hold existing assets of the Company , provided, however, that the term “Asset Sale” shall not include transactions entered into in the ordinary course of business or for the purpose of changing the Corporation’s jurisdiction of incorporation or creating a holding company structure where equity holders maintain substantially similar ownership percentages. An Asset Sale shall also include any transaction or series of related transactions the primary purpose of which is the disposition of ClearOne Holding or any subsidiary as described above, or their assets.

“Net Proceeds” shall mean 100% of the gross proceeds of the Asset Sales less all transaction expenses, liabilities and obligations relating to the Asset Sale, including but not limited to payments, fees and/or severance packages to or related to bankers, consultants, advisors, employees, executives, leases and other property related obligations. Net Proceeds shall include a further deduction for any obligations, expenses, payables, accrued liabilities of any kind (contractual or otherwise) of the Corporation, or any of its subsidiaries, which remain as liabilities of the Corporation or any of its subsidiaries and that are not otherwise sold as part of the Asset Sale, other than payments or expenses required to be paid in conjunction with the reporting obligations and maintenance of the Corporation as a listed reporting issuer.

(e)Liquidation Event. A “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation’s assets, (except for the assets of ClearOne Holding or the proceeds of the liquidation or sale of the equity securities of ClearOne Holding or any other subsidiary formed to hold existing assets) (B) the consummation of the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the Corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a Class of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold a majority of the outstanding voting stock of the Corporation (or the surviving or acquiring entity), or (D) a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction does not constitute a Liquidation Event if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction. The treatment of any particular transaction or Class of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Class B Preferred (voting as a single class on an as-converted basis).

(i)In any Liquidation Event, if Proceeds received by the Corporation or its stockholders is other than cash, its value will be deemed its fair market value as determined in good faith by the Board. Any securities shall be valued as follows:

(A)             Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)If traded on a securities exchange, the value is the average of the closing prices of the securities on such exchange over the 20 trading-day period ending three trading days prior to the closing of the Liquidation Event;

(2)If actively traded over-the-counter, the value is the average of the closing bid or sale prices (whichever is applicable) over the 20 trading-day period ending three trading days prior to the closing of the Liquidation Event; and

(3)If there is no active public market, the value is the fair market value thereof, as determined in good faith by the Board.

(A)The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

(B)The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the DGCL, be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.

(ii)Notwithstanding the foregoing subsection (ii) or any other provision of this Certificate, in the case of a Liquidation Event where the non-cash Proceeds to be distributed to the holders of Class B Preferred are assets other than securities of a class that is traded on a securities exchange that is registered as a “national securities exchange” under Section 6 of the Securities Exchange Act of 1934, then the holders of Class B Preferred shall at their option be entitled to receive cash in an amount equal to the Class B Liquidation Preference in lieu of such assets.

(iii)In the event the requirements of this Section 3 are not complied with, the Corporation shall forthwith either:

(A)cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 3 have been complied with; or

(B)cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights.

(iv)The Corporation shall give each holder of record of Class B Preferred written notice of such impending Liquidation Event not later than 15 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the DGCL such periods may be shortened or waived upon the written consent of the holders of Class B Preferred (voting as a single class on an as-converted basis) that represent a majority of the voting power of all then outstanding shares of Class B Preferred.

Section 4CONVERSION. On first Business Day following the date that the Class A Preferred Stock has been issued as a dividend to holders of Common Stock of the Borrower, the holders of the Class B Preferred shall have conversion rights as follows (the “Conversion Rights”):

(a)Right to Convert. Each share of Class B Preferred is convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Common Stock (the “Transfer Agent”), into such number of fully paid and nonassessable share of Common Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) as calculated pursuant to section 4(d) below.

(b)Automatic Conversion. Each share of Class B Preferred shall automatically be converted into , into such number of fully paid and nonassessable share of Common Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) as calculated pursuant to section 4(d) below. immediately upon the earlier of (i) the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form S-3 under the Securities Act of 1933, as amended, the public offering price of which is not less than the Conversion Price in the aggregate or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then-outstanding shares of Class B Preferred.

(c)Mechanics of Conversion. In order for a holder of Class B Preferred to voluntarily convert shares of Class B Preferred into shares of Common Stock, such holder shall (1) provide the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) to the Transfer Agent that such holder elects to convert all or any number of such holder’s shares of Class B Preferred and (2), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Class B Preferred (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the Transfer Agent. Such Notice of Conversion shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion be required.  The close of business on the date of receipt by the Transfer Agent of such Notice of Conversion and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. Promptly after the applicable Conversion Time, but in any case within the earlier of (x) one (1) Trading Day and (y) the Standard Settlement Period (as defined below) thereof (the “Share Delivery Date”), the Corporation shall (1) cause the shares of Common Stock to which the holder is entitled pursuant to such conversion to be transmitted by the Transfer Agent to the holder by crediting the account of the holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Corporation is then a participant in such system and either (A) there is an effective registration statement permitting the resale of the Common Stock issuable upon conversion of the Class B Preferred by the holder or (B) the Common Stock issuable upon conversion of the Class B Preferred is eligible for resale by the holder without the requirement for the Corporation to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in the Corporation’s share register in the name of the holder or its designee, for the number of shares of Common Stock to which the holder is entitled pursuant to such conversion to the address specified by the holder in the Notice of Conversion (if any) of the shares of Class B Preferred represented by the surrendered certificate that were not converted into Common Stock, (2) pay in cash such amount as provided in Subsection 4(e) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (3) pay all declared but unpaid dividends on the shares of Class B Preferred convert. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, then the conversion may, at the option of any holder tendering Class B Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Class B Preferred will not be deemed to have converted such Class B Preferred until immediately prior to the closing of such sale of securities. If the conversion is in connection with the automatic conversion provisions of subsection 4(b)(ii) above, such conversion will be deemed to have been made on the conversion date described in the stockholder consent or other agreement approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holders of such shares of Common Stock as of such date. If the conversion is in connection with an event set forth in clauses (A) through (C) of the definition of Liquidation Event and such holder’s conversion is conditioned upon the consummation of such event, such conversion will be deemed to have been made on the date of such consumption

(d)The number of shares of Common Stock issuable upon conversion of each share of Class B Preferred Stock shall be calculated by dividing $1,000 by The lower of: (i) the closing price (as reflected on Nasdaq.com); or (ii) the average closing price of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding June 20, 2025.

(e)Recapitalizations. If at any time or from time to time there is a recapitalization of the Common Stock (including a subdivision, combination or merger or sale of assets, (excluding the Asset Sale), provision shall be made so that the holders of the Class B Preferred shall thereafter be entitled to receive upon conversion of the Class B Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Class B Preferred after the recapitalization to the end that the provisions of this Section 4 shall be applicable after that event as nearly equivalently as may be practicable.

(f)Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the filing date of this Certificate (the “Effective Date”) effect a subdivision of the outstanding Common Stock, the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Effective Date combine the outstanding shares of Common Stock, the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g)Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on Common Stock in additional shares of Common Stock, then the number of shares of Common Stock issuable on conversion of each share of such series shall be increased pro rata for the holder to account for such additional shares of Common Stock they would be entitled to receive if they were holders of shares of Common Stock.

Notwithstanding the foregoing, no such adjustment shall be made if the holders of Class B Preferred simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Class B Preferred had been converted into Common Stock on the date of such event.

(h)Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock or the Asset Sale) or in other property and the provisions of Subsection 4(g) do not apply to such dividend or distribution, then and in each such event provision shall be made so that the holders of the Class B Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had the Class B Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Class B Preferred; provided, however, that no such provision shall be made if the holders of Class B Preferred receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Class B Preferred had been converted into Common Stock on the date of such event.

(i)Adjustment for Merger or Reorganization, etc. If (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, or (C) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of the Class B Preferred, the holders shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the shares of Common Stock issuable to the holder in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders shall be given the same choice as to the Alternate Consideration they receive upon any conversion of the Class B Preferred following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the holders new preferred stock consistent with the foregoing provisions and evidencing the holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 4(i) and insuring that the Class B Preferred (or any such replacement security) will be substantially similar in form and substance to this Certificate of Designations and insuring that the Class B Preferred will be convertible for a corresponding number of shares of capital stock of such successor entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Class B Preferred (without regard to any limitations on the conversion of this Class B Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Class B Preferred immediately prior to the consummation of such Fundamental Transaction) and will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(j)No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Class B Preferred and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the Corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Class B Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(k)Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Class B Preferred, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution,

(l)Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B Preferred, in addition to such other remedies as shall be available to the holder of such Class B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including. without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(m)The Corporation agrees to maintain a Transfer Agent that is a participant in the DTC’s FAST program so long as any shares of Class B Preferred remain outstanding.

Section 5VOTING.

(a)General Voting. Except for the election of directors pursuant to Section 5(b) hereof, the holder of each share of Class B Preferred (i) has the right to one (1) vote for each share of Common Stock into which such Class B Preferred could then be converted, (ii) has full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, (iii) is entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and (iv) except as provided by law, is entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes are not permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Class B Preferred held by each holder could be converted) will be rounded to the nearest whole number (with one half being rounded downward).

(b)Election of Directors. The holders of Class B Preferred, voting as a separate class, are entitled to elect two (2) member of the Board (a “Class B Preferred Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(c)Board Vacancies. Notwithstanding the provisions of Section 223(a)(l) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of the Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or Class B Preferred, the holders of shares of such Class B Preferred may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or Class of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or Class of stock represented at the meeting or pursuant to written consent.

Section 6Other Rights. Without the written consent of the holders of the majority of the outstanding shares of Class B Preferred, the Corporation shall not amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation so as to adversely affect the rights or preferences of the Class B Preferred or increase the authorized amount of shares of Class B Preferred.

Section 7Status of Converted Stock. In the event any shares of Class B Preferred are converted pursuant to Section 4 hereof, then the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

Section 8SUCCESSORS AND ASSIGNS.  A holder of the Class B Preferred may at any time transfer any or all of its Class B Preferred to one or more assignees without requiring the consent of the Corporation.  In addition, a holder of the Class B Preferred may, upon notice to the Corporation, sell participations in all or a portion of such holder’s rights and/or obligations under the Class B Preferred.

Section 9Protective Provisions. So long as any shares of Class B Preferred remain outstanding, the Corporation shall not, without the prior written consent of the holders of at least seventy-five percent (75%) of the then-outstanding shares of Class B Preferred, take or authorize any of the following actions, whether directly or indirectly through a subsidiary, or by merger, recapitalization, consolidation, reclassification, reorganization, or otherwise:

(a)Fundamental Business Changes. Effect any fundamental change in the nature of the business of the Corporation, except for any Asset Sale as contemplated herein.

(b)Equity Redemptions & Dividends. Redeem, repurchase, or otherwise acquire or pay or declare any dividends on any equity securities of the Corporation, other than:

(i)the redemption of or other distribution with respect to Class A Preferred in accordance with its terms upon completion of any Asset Sale or liquidation or sale of the equity securities of ClearOne Holding; and

(ii)dividends on the Class B Preferred as set forth in Section 2 hereof.

(c)Indebtedness. Create, assume, guarantee, or incur any indebtedness for borrowed money, except for indebtedness incurred in connection with ordinary trade payables arising in the ordinary course of business.

(d)Amendment to Organizational Documents. Amend, alter, or repeal any provision of the Corporation’s Certificate of Incorporation, Bylaws, or similar governing documents in a manner adverse to the rights, preferences, or privileges of the holders of Class B Preferred.

(e)Senior or Pari Passu Securities. Authorize, issue, or reclassify any securities of the Corporation senior to, or pari passu with, the Class B Preferred in terms of liquidation preference, dividend rights, voting rights, or other material economic terms.

(f)New Classes of Securities. Create or authorize the creation of, or issue, any new class or Class of stock or any other security convertible into or exercisable for any equity security having rights, preferences, or privileges senior to the Class B Preferred.

(g)Board Composition. Increase or decrease the authorized number of directors constituting the Board of Directors of the Corporation.

(h)Issuances and Registrations. (i) Enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents, or (ii) file any registration statement or any amendment or supplement thereto, other than as required by applicable law or in connection with the Asset Sale.

(i)Disposition of Assets. Except for any Asset Sale; other potential liquidation or disposition of ClearOne Holding; and other transactions in the ordinary course of business, engage in, authorize, or consummate any sale, lease, assignment, transfer, license, or other disposition of any assets of the Corporation or any subsidiary in a single transaction or series of related transactions.

(j)Use of Proceeds. Use the proceeds from the issuance of the Class B Preferred or the Note for any purpose other than as set forth in the Disbursement Schedule attached to the definitive agreements.

(k)Restrictive Agreements. Enter into any agreement or instrument that by its terms restricts the Corporation’s ability to perform its obligations under this Certificate of Designation or any of the definitive financing agreements relating to the Class B Preferred.

(l)Other Customary Provisions. Take any other actions customarily subject to protective provisions in transactions of this nature that materially adversely affect the rights or privileges of the Class B Preferred.

[Signature page to follow]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Class B Convertible Preferred Stock to be duly executed by its Chief Executive Officer this 24th day of June, 2025.

CLEARONE, INC.
By:	/s/ Derek Graham
Name: Derek Graham
Title: Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert Shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series B Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of ClearOne, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Note Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________
Number of shares of Preferred Stock owned prior to Conversion: _______________
Number of shares of Preferred Stock to be Converted: ________________________
Stated Value of shares of Preferred Stock to be Converted: ____________________
Number of shares of Common Stock to be Issued: ___________________________
Applicable Conversion Price:____________________________________________
Number of shares of Preferred Stock subsequent to Conversion: ________________
Address for Delivery: ______________________ or DWAC Instructions: Broker no: _________ Account no: ___________
[HOLDER] By:___________________________________ Name: Title: